Exhibit 10.1

BINDING SETTLEMENT TERM SHEET

November 21, 2022 (the “Effective Date”)

This Binding Settlement Term Sheet (this “Term Sheet”) is entered into by and between, on the one hand, Royal Asset Management, LLC, a Colorado limited liability company (“RAM”), Venture Product Consulting, LLC, a Colorado limited liability company (“VPC”), and, on the other hand, Diego Pellicer Worldwide, Inc., a Nevada corporation (“DPWW,” and together with RAM and VPC, each a “Party” and together, the “Parties.”) The transactions contemplated by this Term Sheet will be fully set forth in final documents acceptable to the Parties (“Definitive Documentation”).

RAM and DPWW are parties to that certain lawsuit captioned as Diego Pellicer Worldwide, Inc. v. Royal Asset Management, LLC, Case No. 2021 CV 32364, in the District Court of and for the City and County of Denver, Colorado (the “Action”).

RAM and VPC are both licensed as Regulated Marijuana Businesses as defined in rules promulgated by the Colorado Marijuana Enforcement Division (“MED”) pursuant to Sections 14 and 16 of Article XVIII of the Colorado Constitution, the Colorado Marijuana Code, §§ 44-10-101, et seq., C.R.S., as the same may be supplemented or amended from time to time, together with the regulations promulgated thereunder, and all applicable local laws and regulations thereto promulgated by a governmental authority (collectively, the “Marijuana Code”).

The Parties wish to resolve disputes among them, including the Action, without the admission of fault by any Party, and enter into a transaction to combine the business of each Party as described below, and as will be further set forth in the Definitive Documentation (the “Transaction”).

Now, therefore, the Parties agree as follows:

1. Settlement:	RAM and VPC shall execute confessions of judgment in favor of DPWW in the amount of $4,500,000 (the “Confessions”), to confess judgment against RAM in the amount of $4,435,000 and VPC in the amount of $65,000, in favor of DPWW, and RAM and VPC thereupon will release and waive all rights of appeal and stay of execution. The Confessions will be attached to this Term Sheet as Exhibit A and Exhibit B, respectively. Further,

(a)        The Confessions will not be enforceable and DPWW shall not file the Confessions in any court until the later of (1) the date on which RAM’s debt to Capital 420, LLC is repaid, or (2) May 31, 2023.

(b)        If the Transaction is terminated by DPWW for failure to obtain shareholder approval or during the Due Diligence Period (defined below), or if the MED does not approve the Transaction, the amount of the Confessions will be reduced to $3,435,000 for RAM and $65,000 for VPC.

(c)        The Confessions will bear interest at the applicable rate for post-judgment interest under the laws of the State of Colorado.

Upon execution of this Term Sheet, the Parties shall jointly file a notice of settlement with the Court, notifying the Court that the Action has been settled, and requesting that the trial date in the Action be vacated, and DPWW shall promptly file a notice of dismissal dismissing its claims in the Action with prejudice.

2. Transaction:	The Parties shall enter into two Membership Interest Purchase Agreements (each, a “MIPA”)pursuant to which Neil Demers, majority owner of RAM and VPC, will transfer and cause to transfer 100% of all membership interests of RAM and 99% of membership interests of VPC to DPWW, a subsidiary of DPWW, or a special purpose acquisition company designated by DPWW, as applicable. This Term Sheet, and the MIPAs:

(a)        will close within 10 days after the date upon which all requisite approvals for the MIPA have been obtained from the MED and the City and County of Denver or when RAM’s debt to Capital 420, LLC is paid, whichever date is later (the “Closing”).

(b)       shall be effective to transfer ownership of all membership interests of RAM and VPC to DPWW.

(c)       shall be effective to change Controlling Beneficial Ownership (as defined in the Marijuana Code) of RAM’s and VPC’s licenses to DPWW, at the Closing.

(d)      Neil Demers, as managing member of RAM and VPC, will agree to indemnify DPWW for liabilities of RAM and VPC which were not reflected on financial records provided by RAM or VPC in connection with the Transaction during the Due Diligence Period (defined below).

3. Payment:	In exchange for the Transaction, at the Closing:

(a)        DPWW shall release the Confessions.

(b)       DPWW shall issue 12.5% of DPWW’s outstanding shares of common stock to Neil Demers. Outstanding shares means the number of common stock outstanding shares as of May 21, 2023.

(c)        DPWW shall issue 28.3% of DPWW’s outstanding shares of common stock to Phi Beta Capital Advisors, Ltd. (“PBC”) Outstanding shares means the number of common stock outstanding shares as of May 21, 2023.

4. Due Diligence:	Beginning on the Effective Date and continuing for a period of 150 days thereafter (the “Due Diligence Period”), each Party may make or cause to be made such investigation of another Party as it deems necessary or advisable. Each Party agrees to cooperate in good faith and permit the other Party and its respective agents and representatives, on reasonable notice, to furnish such data and other information with respect to the Transaction as they shall, from time to time, reasonably request. If a Party determines, in its sole and absolute discretion, for any reason whatsoever that the Transaction is unsatisfactory to them, they may, deliver written notice to the Parties of such Party’s unsatisfactory due diligence review, and the Term Sheet shall immediately be terminated with no further force or effect, and the Parties shall be discharged and released from their liabilities and obligations, except as set forth in Section 11 below. If written notice is not delivered within the Due Diligence Period, the Parties shall be deemed satisfied with their due diligence review and the termination rights within this provision shall be waived.

5. Conditions:	The Parties’ performance under the MIPAs will be conditioned upon the occurrence of the following events:

(a)        DPWW will have been found suitable to own RAM and VPC by the MED and the City and County of Denver pursuant to the Marijuana Code, and the MED will have approved the Transaction.

(b)        DPWW will have obtained shareholder approval for the Transaction.

(c)        Within 60 days of the Effective Date, RAM and VPC will have obtained the approval of PBC of the Transaction, in full accord and satisfaction of RAM’s and VPC’s debt obligations to PBC. If PBC does not approve the Transaction, the amount of the Confessions remain $4,350,000.00 for RAM and $65,000.00 for VPC pursuant to paragraph 1 above.

(d)        RAM and VPC will have provided audited financial statements to DPWW prior to the Closing.

(e)        RAM and VPC will provide any and all documents, including, but not limited to, leases, notes, loan documents, bank statements, vendor contracts, payroll records, all records regarding government enforcement actions, all records regarding VPC’s and RAM’s licenses, tax returns, and notices of any potential litigation that may involve RAM or VPC.

(f)        Satisfactory completion of each Party’s due diligence during the Due Diligence Period.

6. Covenants:	From the date of this Term Sheet until the Closing:

(a)        Each Party shall operate their respective businesses in the ordinary course.

(b)        Each Party shall fully and promptly cooperate with due diligence requests from the other Party in connection with the Transaction.

(c)        Each Party shall promptly cooperate with any reasonable request from the other Party regarding any application filed under the Marijuana Code, or any request from the MED or the City and County of Denver.

(d)        Upon completion of the Due Diligence Period, DPWW shall immediately submit this Term Sheet and the Transaction to its shareholders for approval and vote, and shall use commercially reasonable efforts to obtain such approval, provided that RAM and VPC have complied with their respective due diligence obligations under Section 4.

(e)         RAM and VPC shall promptly submit this Term Sheet to PBC for approval by PBC of the Transaction in full accord and satisfaction of RAM’s and VPC’s debt obligations to PBC, and shall use commercially reasonable efforts to obtain such approval.

(f)         As soon as practicable following the date of this Term Sheet, DPWW shall assign its lease for the leased premises located at 2949 W. Alameda Ave., Denver, CO to RAM, and the Parties shall terminate the Alameda Sublease.

(g)        RAM shall pay all revenue received from Melody & Company Management, LLC towards amounts payable under Capital 420, LLC.

(h)        Prior to the Closing, RAM shall use commercially reasonable efforts to exchange Mark Smith, Yvonne Smith, and Julie Funiyama’s membership interests in RAM into unsecured promissory notes made by RAM not to exceed the aggregate of $150,000 principal.

7. DPWW Corporate:	In order to effectuate the Transaction and obtain approvals under the Marijuana Code DPWW shall undertake certain corporate activities, including, without limitation:

(a)        At Closing, DPWW shall authorize and issue new shares of common stock of its existing outstanding shares of common stock in accordance with Section 3 of this Term Sheet.

(b)        Following the Closing, DPWW shall perform a reverse stock split in order to elevate its stock price above $0.10.

(c)        Prior to the Closing, DPWW shall obtain up-listing on the OTCQB or other exchange acceptable to MED for listing of a Publicly- Traded Corporation to own a Regulated Marijuana Business.

(d)        Upon the Closing, DPWW shall offer Neil Demers a C-Suite level position at a compensation package and on terms agreed to by the Parties.

8. Mutual Release	Upon the execution of this Term Sheet, each Party, and any and all of their past and present agents, representatives, entities, affiliates, principals, officers, directors, employees, attorneys, heirs, and for anyone who has or obtains rights from such Party, hereby mutually releases the other Party from any claims, liabilities, charges or actions, whether known or unknown at the time of this Term Sheet, any Party may have against another Party, including without limitation claims which are in any way connected to or arise out of the following documents, and except for the Confessions and other obligations of any Party under this Term Sheet (the “Release”):

(a)         That certain Commercial Sublease Agreement dated September 8, 2015 between RAM and DPWW (the “Alameda Sublease”);

(b)         That certain Sublease Termination Agreement dated October 1, 2020, between RAM and VPC, on one hand, and DPWW, on the other hand;

(c)        That certain promissory note dated October 16, 2020, made by RAM and payable to DPWW;

(d)        That certain promissory note dated October 16, 2020, made by VPC and payable to DPWW;

(e)        That certain Fee Agreement dated December 5, 2016, between RAM and DPWW; and

(f)        That certain promissory note dated April 3, 2018, made by RAM and payable to DPWW.

9. Definitive Documentation	RAM and VPC shall undertake to deliver the initial drafts of the MIPAs and other documents necessary in the Definitive Documentation. DPWW shall undertake to draft, deliver, and execute all documents necessary to effectuate the changes set forth in Section 7. Each Party shall cooperate to complete and timely submit all regulatory filings required under the Marijuana Code in order to effectuate the Transaction. Each Party shall bear its own legal fees and expenses in connection with the Transaction.

10. Representations and Warranties.	Each Party represents and warrants to the other Party as follows:

(a)        Advice of Counsel. Each Party has had the opportunity to seek the advice of independent legal and tax counsel and has read and understood each of the terms and provisions of this Term Sheet.

(b)        Authority to Execute. Each Party has full power and authority to execute, deliver, and perform this Term Sheet and the Transactions contemplated hereunder, and has taken all necessary steps for the execution and delivery of this Term Sheet

(c)        No Previous Assignment. No Party has previously assigned, transferred, granted, or purported to assign, transfer, or grant any of the claims, counterclaims, or defenses related to the Action.

11. Effect of Termination.	If this Term Sheet or the Transaction is terminated as set forth herein, the following provisions will apply:

(a)        If this Term Sheet is terminated by either Party during the Due Diligence Period, the liabilities and obligations with respect to the Confessions as set forth in the foregoing Paragraph 1, the releases set forth in Paragraph 8, and the provisions of Section 6(f), shall remain in effect.

(b)        If this Term Sheet or the Transaction is terminated by DPWW during the Due Diligence Period or prior to Closing due to the failure of the conditions set forth in Sections 5(a) or 5(b) the amount of the Confessions will be reduced as set forth in Section 1(b).

(c)        If this Term Sheet or the Transaction is terminated for any reason, the Confessions as modified herein, and the Release will remain in full force and effect.

12. Miscellaneous

(a)         No Admission. Neither this Term Sheet nor any action taken hereunder is to be construed as an admission by any Party that it has violated any contract, local, state or federal law, statutory or common, or as an admission by any Party of the factual accuracy or truth of any claim related to disputes or potential disputes addressed by this Term Sheet.

(b)         Entire Agreement. This Term Sheet supersedes all prior discussions and agreements between the Parties and/or their representatives with respect to the subject matter hereof and contains the sole and entire agreement between the Parties with respect to the subject matter hereof.

(c)         Governing Law and Venue. This Term Sheet is governed by and construed and enforced in accordance with the laws of the State of Colorado, without giving effect to any conflict or choice of law provision that would result in imposition of another state’s law. The Parties irrevocably submit to the exclusive jurisdiction of the state courts located in the City and County of Denver, Colorado for any dispute arising under this Term Sheet.

(d)         Succession and Assignment. This Term Sheet is binding upon and will inure to the benefit of the Parties and their successors and assigns. No Party may assign this Term Sheet or any of its rights, interests, or obligations hereunder.

(e)          Invalid Provisions; Severability. If a dispute between the Parties arises out of this Term Sheet or the subject matter of this Term Sheet, the Parties would want a court or arbitrator to interpret this Term Sheet as follows:

(a)        With respect to any provision held to be unenforceable, by modifying that provision to the minimum extent necessary to make it enforceable or, if that modification is not permitted by law or public policy, by disregarding the provision;

(b)        if an unenforceable provision is modified or disregarded in accordance with this Section by holding the rest of the Term Sheet will remain in effect as written;

(c)        by holding that any unenforceable provision will remain as written in any circumstances other than those in which the provision is held to be unenforceable; and

(d)        if modifying or disregarding the unenforceable provision would result in a failure of an essential purpose of this Term Sheet, by holding the entire Term Sheet unenforceable.

Upon the determination that any term or other provision of this Term Sheet is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Term Sheet so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(f)        Counterparts/Electronic or Fax Signatures. This Term Sheet may be executed in counterparts, each of which will be an original and all of which, when taken together, will constitute one instrument notwithstanding that all Parties have not executed the same counterpart. Signatures that are transmitted electronically or by fax will be effective as originals.

(g)        Attorney’s Fees. If a Party brings an action to enforce the terms of this Term Sheet, the substantially prevailing Party in such action will be entitled to an award of its reasonable attorney’s fees and costs incurred in connection therewith.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Term Sheet as of the date first set forth above.

ROYAL ASSET MANAGEMENT, LLC

/s/ Neil Demers

Neil Demers, Manager

VENTURE PRODUCT CONSULTING, LLC

/s/ Neil Demers

Neil Demers, Manager

DIEGO PELLICER WORLDWIDE, LLC

/s/ Nello Gonfiantini

Nello Gonfiantini, CEO

EXHIBIT A

RAM CONFESSION

(see attached)

EXHIBIT B

VPC CONFESSION